Exhibit 15.2

Consent of independent registered public accounting firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-238186) and on Form F-3 (No. 333-287291) of Aegon Ltd. of our reportdated April 3, 2024 relating to the financial statements and financial statement schedules, which appears in this Form 20-F.

/s/ PricewaterhouseCoopers Accountants N.V.

Amsterdam, the Netherlands

March 25, 2026

Annual Report on Form 20-F 2025